Exhibit 99.1

NR11-22

DYNEGY PROVIDES UPDATE ON RESTRUCTURING ACTIVITIES

HOUSTON, July 10, 2011 – Dynegy Inc. (the “Company”) (NYSE: DYN) today announced the initiation of discussions with potential lenders for new senior secured credit facilities supporting a new organizational structure aligned with its gas and coal generation assets. The new credit facilities will replace the existing credit agreement, marking the initial step in the Company’s operating and financial restructuring.

“These restructuring actions will provide a solid foundation for Dynegy to begin addressing the financial challenges that have been magnified by an environment of low commodity prices,” said Robert C. Flexon, President and Chief Executive Officer. “The new financings, accompanied by the modification of the Company’s asset ownership structure, will create an on-going platform intended to improve Dynegy’s financial condition and more efficiently align the operation and management of the Company’s assets, which will serve as a step to reestablish Dynegy as an energy industry leader.”

Tomorrow the Company is launching the process of seeking lenders for the new senior secured credit facilities, which it anticipates completing at the end of July 2011. In conjunction with entering into the new credit facilities, the Company would reorganize its operations to facilitate the new credit facilities, align the Company’s asset base and maximize its flexibility to address additional potential debt restructuring activities. As a result of the anticipated reorganization, one subsidiary (“GasCo”) would own a portfolio of eight1 primarily natural gas-fired intermediate (combined cycle) and peaking (combustion and steam turbines) power generation facilities diversified across the West, Midwest and Northeast regions of the United States, totaling 6,771 MW of generating capacity. Another subsidiary (“CoalCo”) would own a portfolio of six2 primarily coal-fired baseload power generation facilities located in the Midwest, totaling 3,132 MW of generating capacity. Dynegy’s remaining assets (including its leasehold interests in the Danskammer and Roseton facilities) would not be a part of either GasCo or CoalCo.

[1]	An additional GasCo facility, South Bay, is currently being decommissioned.
[2]	An additional CoalCo facility, Vermilion, is currently in mothball status.

The new credit facilities would consist of a $1,300 million, 6 year senior secured term loan facility available to GasCo (the “GasCo Facility”) and a $400 million, 6 year senior secured term loan facility available to CoalCo (the “CoalCo Facility”). The Company has engaged Credit Suisse and Goldman Sachs as joint lead arrangers and Barclays Capital as a co-manager for the new credit facilities, but the financing is not committed and there can be no assurance that the Company will consummate any or all of its reorganization and financing plans.

Proceeds from the GasCo Facility are expected to be used (i) to repay the outstanding indebtedness under the existing senior secured credit facility at Dynegy Holdings Inc., (ii) at the option of GasCo, to repay existing debt relating to Sithe Energies Inc., (iii) to make a $400 million restricted payment to a parent holding company of GasCo, (iv) to fund cash collateralized letters of credit and cash collateral for existing collateral requirements, (v) to pay related transaction fees and expenses and (vi) for GasCo’s general working capital and liquidity purposes. Proceeds from the CoalCo Facility are expected to be used (i) to fund cash collateralized letters of credit and cash collateral for existing collateral requirements, (ii) to pay related transaction fees and expenses and (iii) for CoalCo’s general working capital and general corporate purposes.

About Dynegy Inc.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of approximately 11,600 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil.

Forward Looking Statements

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning Dynegy’s reorganization and financing plans. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy’s ability to address its substantial leverage on favorable terms and its ability to access the capital markets when needed; (ii) the ability of management to execute any new or revised business plan approved by Dynegy’s Board of Directors;

(iii) the timing and anticipated benefits to be achieved through Dynegy’s restructuring activities and cost savings program; (iv) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (v) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which Dynegy is, or could become, subject; (vi) beliefs about commodity pricing and generation volumes; (vii) anticipated liquidity in the regional power and fuel markets in which Dynegy transacts, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (viii) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (ix) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (x) the effectiveness of Dynegy’s strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xi) beliefs and assumptions about weather and general economic conditions; (xii) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xiii) expectations regarding Dynegy’s revolver capacity, credit facility compliance, collateral demands, capital expenditures, interest expense and other payments; (xiv) Dynegy’s focus on safety and its ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xv) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xvi) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

SOURCE: Dynegy Inc.

Dynegy Inc.

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